UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(D) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 10, 2007

WPCS INTERNATIONAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-26277	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341
(Address of principal executive offices)

Registrant’s telephone number, including area code: (610) 903-0400

Copy of correspondence to:

Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018

ITEM 1.01 Entry Into a Material Definitive Agreement; and
ITEM 2.03  Creation of a Direct Financial Obligation.

On April 10, 2007, WPCS International Incorporated (the “Company”), and each of its subsidiaries entered into a loan agreement with Bank of America, N.A. (“BOA”). The loan agreement (the “Loan Agreement”), provides for a revolving line of credit in an amount not to exceed $12,000,000, together with a letter of credit facility not to exceed $2,000,000. The Company and its subsidiaries also entered into security agreements with BOA, pursuant to which each entity granted a security interest to BOA in all of their assets.

Pursuant to the terms of the Loan Agreement, the Company is permitted to borrow up to $12,000,000 under the revolving credit line. The Loan Agreement contains customary covenants, including but not limited to (i) funded debt to tangible net worth, and (ii) minimum interest coverage ratio. The loan commitment shall expire on April 10, 2010. The Company may prepay the loan at any time.

Loans under the Loan Agreement bear interest at a rate equal to BOA’s prime rate, minus one percentage point. The Company has the option to elect to use the optional interest rate of LIBOR plus one hundred seventy-five percentage points.

The Company used the initial funds provided by the loan, in the gross amount of $4,454,217.24 to repay the existing credit agreement with Bank Leumi USA, which credit agreement was terminated in connection with the Loan Agreement.

ITEM 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not Applicable.

(b) Pro forma financial information.

Not Applicable.

(c) Exhibits.

10.1
Loan Agreement, dated April 10, 1007, by and among WPCS International Incorporated, Bank of America, N.A. Clayborn Contracting Group, Inc., Heinz Corporation, New England Communications Systems, Inc., Quality Communications & Alarm Company., Inc., Southeastern Communication Service, Inc., and Walker Comm, Inc.

10.2
Security Agreement, dated April 10, 1007, by and among WPCS International Incorporated, Bank of America, N.A. Clayborn Contracting Group, Inc., Heinz Corporation, New England Communications Systems, Inc., Quality Communications & Alarm Company., Inc., Southeastern Communication Service, Inc., and Walker Comm, Inc.

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERANTIONAL INCORPORATED

Date: April 16, 2007	By:	/s/ ANDREW HIDALGO
Andrew Hidalgo
President